Exhibit 99.(m)(2)

                            OCC CASH RESERVES, INC.

      AMENDMENT TO DISTRIBUTION ASSISTANCE AND ADMINISTRATION SERVICES PLAN


         THIS AMENDMENT dated as of February 4, 2002 to the Distribution Assistance and Administration Services Plan dated as of October 9, 2001, by and between OCC Cash Reserves, Inc., a Maryland corporation and OCC Distributors, a Delaware general partnership shall be amended as follows:

         Whereas, the Distributor has changed its form of organization from a Delaware general partnership to a Delaware limited liability company and shall now be referred to as OCC Distributors LLC;

         Now, therefore, the parties agree as follows:

         All references to OCC Distributors in the Distributors Agreement should be replaced with OCC Distributors LLC.

         No other changes to the Distributors Agreement shall be contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer as of the day and year first written above.

OCC CASH RESERVES, INC.                       OCC DISTRIBUTORS LLC


By: /s/ Brian S. Shlissel                      By: /s/ Michael B. Zuckerman
   -----------------------------                  -----------------------------
   Brian S. Shlissel                              Michael B. Zuckerman